Exhibit 99.1

Contacts:
Annie Leschin / Vanessa Lehr
StreetSmart Investor Relations
970.407.6555
ir@aei.com
Advanced Energy Appoints Yuval Wasserman as Chief
Operating Officer
FORT COLLINS, Colo., April 7, 2009 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced that Yuval Wasserman has been named chief operating officer (COO), effective April 3, 2009. In his new position, Mr. Wasserman will assume the responsibility for worldwide operations in addition to his existing responsibilities with oversight over sales, service and marketing.
“We are delighted that Yuval is assuming this critically important role. Since joining Advanced Energy in August of 2007, he has proven to be an integral part of our team. His vast industry experience that spans over 25 years, his leadership strength and intimate knowledge of the company and the markets we serve will prove invaluable to Advanced Energy,” said Dr. Hans Betz, president and CEO.
“I am honored and excited by the opportunity to lead the worldwide operations of Advanced Energy, as we drive for greater excellence in our markets,” added Mr. Wasserman.
Prior to joining Advanced Energy, Mr. Wasserman was President and CEO of Tevet Process Control Technologies Inc.(acquired by Nanometrics). He also held senior executive and general management positions at Boxer Cross (acquired by Applied Materials), Fusion Systems, AG Associates, and National Semiconductors.
About Advanced Energy
Advanced Energy is a global leader in innovative power and control technologies for high-growth, thin film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
Source: Advanced Energy Industries, Inc.